SECURITIES AND EXCHANGE COMMISSION
				 Washington, D.C. 20549

				      Schedule 13D

		       Under the Securities Exchange Act of 1934
				 (Amendment No. 1) FINAL

				  PREMIER FARNELL CORP.
		      (successor to Premier Industrial Corporation)
				    (Name of Issuer)

			    COMMON STOCK WITHOUT PAR VALUE
			     (Title of Class of Securities)

				      740512 30 6
				     (CUSIP Number)

				   Deidra D. Gold, Esq.
			   Vice President and General Counsel
				   Premier Farnell Corp.
				    4500 Euclid Avenue
				  Cleveland, Ohio  44103
(Name, Address and Telephone Number of Person Authorized to Receive Notice and Communications

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box ___.

Check the following box if a fee is being paid with the statement ___.



				   Page 1 of 16 Pages

	  CUSIP No. 740512 30 6           13D      Page  2  of  16  Pages

	  1   NAME OF REPORTING PERSONS
	      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

		  Jack N. Mandel


	  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
								  (a) _
								  (b) _
	  3   SEC USE ONLY

	  4   SOURCE OF FUNDS*

		N/A

	  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
	      PURSUANT TO ITEM 2(d) or 2(e)                      ___

	  6  CITIZENSHIP OF PLACE OF ORGANIZATION

	     United States of America


	NUMBER OF     7   SOLE VOTING POWER
	SHARES
	BENEFICIALLY        -0-
	OWNED BY
	EACH          8   SHARED VOTING POWER
	REPORTING
	PERSON WITH         -0-

		      9   SOLE DISPOSITIVE POWER

			    -0-

		      10   SHARED DISPOSITIVE POWER

			    -0-

	  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

		  -0-

	  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
	      CERTAIN SHARES*                                        ___


	  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

		  0%

	  14  TYPE OF REPORTING PERSON*

		  IN

			  *SEE INSTRUCTION BEFORE FILLING OUT!

	CUSIP No. 740512 30 6           13D       Page  3  of  16  Pages

	  1   NAME OF REPORTING PERSONS
	      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

		  Joseph C. Mandel


	  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
								(a) _
								(b) _
	  3   SEC USE ONLY

	  4   SOURCE OF FUNDS*

		N/A

	  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
	      PURSUANT TO ITEM 2(d) or 2(e)                       ___

	  6   CITIZENSHIP OF PLACE OF ORGANIZATION

	      United States of America


	NUMBER OF     7   SOLE VOTING POWER
	SHARES
	BENEFICIALLY        -0-
	OWNED BY
	EACH          8   SHARED VOTING POWER
	REPORTING
	PERSON WITH         -0-

		      9   SOLE DISPOSITIVE POWER

			    -0-

		      10   SHARED DISPOSITIVE POWER

			    -0-

	  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

		  -0-

	  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
	      CERTAIN SHARES*                                       ___

	  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

		  0%

	  14  TYPE OF REPORTING PERSON*

		  IN
			*SEE INSTRUCTION BEFORE FILLING OUT!

	CUSIP No. 740512 30 6           13D       Page  4  of  16  Pages

	  1   NAME OF REPORTING PERSONS
	      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

		  Morton L. Mandel


	  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
								(a) _
								(b) _
	  3   SEC USE ONLY

	  4   SOURCE OF FUNDS*

		N/A

	  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
	      PURSUANT TO ITEM 2(d) or 2(e)                       ___

	  6   CITIZENSHIP OF PLACE OF ORGANIZATION

	      United States of America


	NUMBER OF     7   SOLE VOTING POWER
	SHARES
	BENEFICIALLY        -0-
	OWNED BY
	EACH          8   SHARED VOTING POWER
	REPORTING
	PERSON WITH         -0-

		      9   SOLE DISPOSITIVE POWER

			    -0-

		      10   SHARED DISPOSITIVE POWER

			    -0-

	  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

		  -0-

	  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
	      CERTAIN SHARES*                                       ___

	  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

		  0%

	  14  TYPE OF REPORTING PERSON*

		  IN
			*SEE INSTRUCTION BEFORE FILLING OUT!



     CUSIP No. 740512 30 6           13D        Page  5  of  16  Pages

	  1   NAME OF REPORTING PERSONS
	      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

		Jack N. Mandel Revocable Trust


	  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
							      (a) _
							      (b) _
	  3   SEC USE ONLY

	  4   SOURCE OF FUNDS*

		N/A

	  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
	      PURSUANT TO ITEM 2(d) or 2(e)                       ___

	  6   CITIZENSHIP OF PLACE OF ORGANIZATION

	      United States of America


	NUMBER OF     7   SOLE VOTING POWER
	SHARES
	BENEFICIALLY        -0-
	OWNED BY
	EACH          8   SHARED VOTING POWER
	REPORTING
	PERSON WITH         -0-

		      9   SOLE DISPOSITIVE POWER

			    -0-

		      10   SHARED DISPOSITIVE POWER

			    -0-

	  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

		  -0-

	  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
	      CERTAIN SHARES*                                   ___

	  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

		  0%

	  14  TYPE OF REPORTING PERSON*

		  OO

			  *SEE INSTRUCTION BEFORE FILLING OUT!


   CUSIP No. 740512 30 6           13D            Page  6  of  16  Pages

	  1   NAME OF REPORTING PERSONS
	      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

		Joseph C. Mandel Revocable Trust


	  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
							      (a) _
							      (b) _
	  3   SEC USE ONLY

	  4   SOURCE OF FUNDS*

		N/A

	  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
	      PURSUANT TO ITEM 2(d) or 2(e)                        ___

	  6   CITIZENSHIP OF PLACE OF ORGANIZATION

	      United States of America


	NUMBER OF     7   SOLE VOTING POWER
	SHARES
	BENEFICIALLY        -0-
	OWNED BY
	EACH          8   SHARED VOTING POWER
	REPORTING
	PERSON WITH         -0-

		      9   SOLE DISPOSITIVE POWER

			    -0-

		      10   SHARED DISPOSITIVE POWER

			    -0-

	  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

		  -0-

	  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
	      CERTAIN SHARES*                                 ___


	  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

		  0%

	  14  TYPE OF REPORTING PERSON*

		  OO

			  *SEE INSTRUCTION BEFORE FILLING OUT!

	CUSIP No. 740512 30 6           13D        Page  7  of  16  Pages

	  1   NAME OF REPORTING PERSONS
	      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

		Morton L. Mandel Revocable Trust


	  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
							      (a) _
							      (b) _
	  3   SEC USE ONLY

	  4   SOURCE OF FUNDS*

		N/A

	  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
	      PURSUANT TO ITEM 2(d) or 2(e)                      ___

	  6   CITIZENSHIP OF PLACE OF ORGANIZATION

	      United States of America


	NUMBER OF     7   SOLE VOTING POWER
	SHARES
	BENEFICIALLY        -0-
	OWNED BY
	EACH          8   SHARED VOTING POWER
	REPORTING
	PERSON WITH         -0-

		      9   SOLE DISPOSITIVE POWER

			    -0-

		      10   SHARED DISPOSITIVE POWER

			    -0-

	  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

		  -0-

	  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
	      CERTAIN SHARES*                           ___


	  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

		  0%

	  14  TYPE OF REPORTING PERSON*

		  OO

			  *SEE INSTRUCTION BEFORE FILLING OUT!

	CUSIP No. 740512 30 6           13D       Page  8  of  16  Pages

	  1   NAME OF REPORTING PERSONS
	      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

		Florence Mandel Revocable Trust


	  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
								  (a) _
								  (b) _
	  3   SEC USE ONLY

	  4   SOURCE OF FUNDS*

		N/A

	  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
	      PURSUANT TO ITEM 2(d) or 2(e)                        ___

	  6   CITIZENSHIP OF PLACE OF ORGANIZATION

	      United States of America


	NUMBER OF     7   SOLE VOTING POWER
	SHARES
	BENEFICIALLY        -0-
	OWNED BY
	EACH          8   SHARED VOTING POWER
	REPORTING
	PERSON WITH         -0-

		      9   SOLE DISPOSITIVE POWER

			    -0-

		      10   SHARED DISPOSITIVE POWER

			    -0-

	  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

		  -0-

	  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
	      CERTAIN SHARES*                                    ___


	  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

		  0%

	  14  TYPE OF REPORTING PERSON*

		  OO

			  *SEE INSTRUCTION BEFORE FILLING OUT!

	CUSIP No. 740512 30 6           13D    Page  9  of  16  Pages

	  1   NAME OF REPORTING PERSONS
	      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

		Barbara A. Mandel Revocable Trust


	  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
							     (a) _
							     (b) _
	  3   SEC USE ONLY

	  4   SOURCE OF FUNDS*

		N/A

	  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
	      PURSUANT TO ITEM 2(d) or 2(e)                   ___

	  6   CITIZENSHIP OF PLACE OF ORGANIZATION

	      United States of America


	NUMBER OF     7   SOLE VOTING POWER
	SHARES
	BENEFICIALLY        -0-
	OWNED BY
	EACH          8   SHARED VOTING POWER
	REPORTING
	PERSON WITH         -0-

		      9   SOLE DISPOSITIVE POWER

			    -0-

		      10   SHARED DISPOSITIVE POWER

			    -0-

	  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

		  -0-

	  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
	      CERTAIN SHARES*                                 ___


	  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

		  0%

	  14  TYPE OF REPORTING PERSON*

		  OO

			  *SEE INSTRUCTION BEFORE FILLING OUT!


	CUSIP No. 740512 30 6           13D    Page  10  of  16  Pages

	  1   NAME OF REPORTING PERSONS
	      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

		The Jack N. and Lilyan Mandel Foundation, an Ohio nonprofit corporation


	  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
							       (a) _
							       (b) _
	  3   SEC USE ONLY

	  4   SOURCE OF FUNDS*

		N/A

	  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
	      PURSUANT TO ITEM 2(d) or 2(e)                     ___

	  6   CITIZENSHIP OF PLACE OF ORGANIZATION

	      United States of America


	NUMBER OF     7   SOLE VOTING POWER
	SHARES
	BENEFICIALLY        -0-
	OWNED BY
	EACH          8   SHARED VOTING POWER
	REPORTING
	PERSON WITH         -0-

		      9   SOLE DISPOSITIVE POWER

			    -0-

		      10   SHARED DISPOSITIVE POWER

			    -0-

	  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

		  -0-

	  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
	      CERTAIN SHARES*                                    ___


	  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

		  0%

	  14  TYPE OF REPORTING PERSON*

		  OO

			  *SEE INSTRUCTION BEFORE FILLING OUT!

	CUSIP No. 740512 30 6           13D       Page  11  of  16  Pages

	  1   NAME OF REPORTING PERSONS
	      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

		The Joseph and Florence Mandel Foundation,an Ohio nonprofit corporation


	  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
							     (a) _
							     (b) _
	  3   SEC USE ONLY

	  4   SOURCE OF FUNDS*

		N/A

	  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
	      PURSUANT TO ITEM 2(d) or 2(e)                        ___

	  6   CITIZENSHIP OF PLACE OF ORGANIZATION

	      United States of America


	NUMBER OF     7   SOLE VOTING POWER
	SHARES
	BENEFICIALLY        -0-
	OWNED BY
	EACH          8   SHARED VOTING POWER
	REPORTING
	PERSON WITH         -0-

		      9   SOLE DISPOSITIVE POWER

			    -0-

		      10   SHARED DISPOSITIVE POWER

			    -0-

	  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

		  -0-

	  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
	      CERTAIN SHARES*                                  ___


	  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

		  0%

	  14  TYPE OF REPORTING PERSON*

		  OO

			  *SEE INSTRUCTION BEFORE FILLING OUT!


	CUSIP No. 740512 30 6           13D      Page  12  of  16  Pages

	  1   NAME OF REPORTING PERSONS
	      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

		Morton and Barbara Mandel Family Foundation, an Ohio nonprofit corporation


	  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
							     (a) _
							     (b) _
	  3   SEC USE ONLY

	  4   SOURCE OF FUNDS*

		N/A

	  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
	      PURSUANT TO ITEM 2(d) or 2(e)                      ___

	  6   CITIZENSHIP OF PLACE OF ORGANIZATION

	      United States of America


	NUMBER OF     7   SOLE VOTING POWER
	SHARES
	BENEFICIALLY        -0-
	OWNED BY
	EACH          8   SHARED VOTING POWER
	REPORTING
	PERSON WITH         -0-

		      9   SOLE DISPOSITIVE POWER

			    -0-

		      10   SHARED DISPOSITIVE POWER

			    -0-

	  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

		  -0-

	  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
	      CERTAIN SHARES*                                 ___


	  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

		  0%

	  14  TYPE OF REPORTING PERSON*

		  OO

			  *SEE INSTRUCTION BEFORE FILLING OUT!




		This Amendment No. 1 amends and supplements the statement on Schedule 13D (the "Schedule 13D") filed by the reporting persons relating to the shares of Common Stock, without par value (the "Shares"), of Premier Industrial Corporation, an Ohio corporation (the "Company"). Only those items amended are reported herein. Capitalized terms used and not defined herein shall have the meanings set forth in the
Schedule 13D.

Item 4.     Purpose of Transaction.

	On April 11, 1996, the Merger between the Company and Farnell was consummated. As a result of the Merger, the Reporting Persons no longer own any Shares.

Item 5.     Interest in Securities of the Issuer.

	On April 11, 1996, the Merger between the Company and Farnell was consummated. As a result of the Merger, the Reporting Persons no longer own any Shares.

	5(e)  April 11, 1996.

				SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  April 12, 1996                   /s/Jack N. Mandel
					Name:  Jack N. Mandel



					/s/Joseph C. Mandel
					Name:  Joseph C. Mandel



					/s/Morton L. Mandel
					Name:  Morton L. Mandel



					Jack N. Mandel Revocable Trust


					By:  /s/Joseph C. Mandel
					Name:   Joseph C. Mandel
					Title:  Trustee


					By:  /s/Morton L. Mandel
					Name:    Morton L. Mandel
					Title:   Trustee

					Joseph C. Mandel Revocable Trust


					By:  /s/Jack N. Mandel
					Name:     Jack N. Mandel
					Title:    Trustee


					By:  /s/Morton L.Mandel
					Name:      Morton L. Mandel
					Title:     Trustee



					Morton L. Mandel Revocable Trust


					By:  /s/Jack N. Mandel
					Name:      Jack N. Mandel
					Title:     Trustee


					By:  /s/Joseph C. Mandel
					Name:      Joseph C. Mandel
					Title:     Trustee



					Florence Mandel Revocable Trust


					By:  /s/Joseph C. Mandel
					Name:      Joseph C. Mandel
					Title:     Trustee

					Barbara A. Mandel Revocable Trust


					By:  /s/Morton L. Mandel
					Name:       Morton L. Mandel
					Title:      Trustee


					The Jack N. and Lilyan Mandel
					Foundation


					By:  /s/Jack N. Mandel
					Name:        Jack N. Mandel
					Title:       President


					The Joseph and Florence Mandel
					Foundation


					By:  /s/Joseph C. Mandel
					Name:        Joseph C. Mandel
					Title:       President


					Morton and Barbara Mandel Family
					Foundation


					By:  /s/Morton L. Mandel
					Name:         Morton L. Mandel
					Title:        President